Exhibit 107
Calculation of Filing Fee Table
424(b)(5)
(Form Type)
Extra Space Storage LP
Extra Space Storage Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)
Extra Space Storage LP
Debt	5.500% Senior Notes due 2030	Rule 457(r) and 457(o)	$350,000,000.00	101.509%	$355,281,500.00	0.00015310	$54,393.60
Extra Space Storage Inc.
Debt	Guarantees of 5.500% Senior Notes due 2030 (2)	Rule 457(n)	—	—	—	—	—
Total Offering Amounts							$54,393.60
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$54,393.60

(1)
The registration fee is calculated in accordance with Rule 457(r) and Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrants’ Registration Statements on
Form S-3
(Nos.
333-278690
and
333-278690-01),
in accordance with Rules 456(b) and 457(r) under the Securities Act.

(2)	No separate consideration will be received for the guarantees. Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantees being registered hereby.